Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 20, 2016, ACI Worldwide, Inc. (the “Company”) and Fiserv, Inc. (“Fiserv”) entered into a definitive agreement providing for the sale of the Company’s Community Financial Services (“CFS”) related assets and liabilities for $200 million, subject to certain working capital adjustments. On March 3, 2016, the Company closed the previously announced sale.

The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived by the application of adjustments to the Company’s historical consolidated financial statements. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended December 31, 2015 is presented as if the disposition had occurred as of January 1, 2015. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2015 is presented as if the disposition had occurred on December 31, 2015.

The Unaudited Pro Forma Condensed Consolidated Financial Statements are being provided for informational purposes only and are not necessarily indicative of the results of operations or financial position that would have resulted if the disposition had actually occurred on the dates indicated and are not intended to project the Company’s results of operations or financial position for any future period. The unaudited adjustments are based on estimates, available information, and certain assumptions that the Company believes are reasonable, as described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Financial Statements and the accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 26, 2016.

ACI WORLDWIDE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLDATED STATEMENT OF INCOME

	As	Pro Forma
	Reported	Adjustments (a)		Pro Forma
Revenues	$1,045,977	$(95,105)		$950,872
Operating expenses
Cost of license, maintenance, services and hosting	472,299	(61,878)		410,421
Research and development	145,924	(7,410)		138,514
Selling and marketing	129,407	(8,864)		120,543
General and administrative	87,419	(5,958)		81,461
Depreciation and amortization	82,980	(4,204)		78,776

Total operating expenses	918,029	(88,314)		829,715

Operating income	127,948	(6,791)		121,157

Other income (expense)
Interest expense	(41,372)	612	(b)	(40,760)
Interest income	386	—		386
Other, net	26,411	—		26,411

Total other income (expense)	(14,575)	612		(13,963)

Income before income taxes	113,373	(6,179)		107,194
Income tax expense	27,937	(2,373)		25,564

Net income	$85,436	$(3,806)		$81,630

Earnings per common share
Basic	$0.73			$0.69
Diluted	$0.72			$0.69
Weighted average common shares outstanding
Basic	117,465			117,465
Diluted	118,919			118,919

ACI WORLDWIDE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As	Pro Forma
	Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$102,239	$199,724	(c)	$301,963
Receivables, net of allowance for doubtful accounts	219,116	(11,925)	(d)	207,191
Other current assets	66,729	(2,436)	(d)	64,293

Total current assets	388,084	185,363		573,447

Noncurrent assets
Property and equipment, net	60,630	(1,002)	(d)	59,628
Software, net	237,941	(19,846)	(d)	218,095
Goodwill	913,261	—		913,261
Intangible assets, net	256,925	(24,577)	(d)	232,348
Deferred income taxes, net	90,872	(56,959)	(d),(e)	33,913
Other noncurrent assets	42,499	(2,899)	(d)	39,600

TOTAL ASSETS	$1,990,212	$80,080		$2,070,292

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$55,420	$(1,649)	(d)	$53,771
Employee compensation	31,213	(1,079)	(d)	30,134
Current portion of long-term debt	95,293	—		95,293
Deferred revenue	128,559	(6,513)	(d)	122,046
Other current liabilities	79,959	10,547	(d),(e)	90,506

Total current liabilities	390,444	1,306		391,750

Noncurrent liabilities
Deferred revenue	42,081	(7,645)	(d)	34,436
Long-term debt	843,290	—		843,290
Deferred income taxes, net	28,067	—		28,067
Other noncurrent liabilities	31,930	—		31,930

Total liabilities	1,335,812	(6,339)		1,329,473

Stockholders’ equity
Preferred stock	—	—		—
Common stock	702	—		702
Additional paid-in capital	561,379	—		561,379
Retained earnings	416,851	86,419	(f)	503,270
Treasury stock, at cost	(252,956)	—		(252,956)
Accumulated other comprehensive loss	(71,576)	—		(71,576)

Total stockholders’ equity	654,400	86,419		740,819

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,990,212	$80,080		$2,070,292

ACI WORLDWIDE, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements give effect to the sale of the CFS related assets and liabilities. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2015 is presented as if the sale occurred as of January 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2015 is presented as if the sale occurred on that date.

a. The Pro Forma Adjustments columns in these financial statements represent the estimated historical financial results of the CFS products including allocation of applicable overhead costs.

b. The pro forma adjustment represents estimated interest expense that would not have been incurred if the Company had the proceeds from the CFS sale at the beginning of the period.

c. The pro forma adjustment represents estimated proceeds received from the sale of the CFS assets and liabilities, net of third-party transaction costs associated with the sale. The Company expects to use the proceeds to pay down the revolving credit facility and for general corporate purposes.

d. The pro forma adjustments represent the elimination of the assets and liabilities of CFS.

e. The pro forma adjustments include the estimated tax gain on the sale of the CFS related assets and liabilities.

f. The pro forma adjustment represents the estimated after-tax gain of approximately $86.7 million based upon CFS related asset and liability balances at December 31, 2015, net of third-party transaction costs associated with the sale. The actual after-tax gain will be calculated based upon balances on March 3, 2016 and will be subject to post-closing adjustments to be finalized pursuant to the definitive transaction agreement.

The Unaudited Pro Forma Condensed Consolidated Statement of Income does not include adjustments for income from transition services, which the Company expects to recover in the future for costs incurred to provide transition services to Fiserv.